Exhibit 99.1

Optimer Pharmaceuticals Reports Third Quarter 2012 Financial Results

Webcast and Conference Call Today at 5:00 p.m. Eastern Time

Jersey City, NJ — November 1, 2012 — Optimer Pharmaceuticals, Inc. (NASDAQ: OPTR) today announced the Company’s financial results for the quarter ended September 30, 2012.

Third Quarter 2012 Financial Highlights:

•                  DIFICID® gross sales in the U.S. and Canada of $18.7 million and net sales of $16.0 million, represent increases of 3.9% and 4.9% over the second quarter, respectively

•                  Estimated DIFICID ex-wholesaler and ex-specialty pharmacy treatments shipped in the third quarter to U.S. and Canadian purchasing customers, including hospitals, retail pharmacies and long-term care facilities, increased by approximately 7.2% compared to the second quarter

•                  Contract revenues from collaborations, which include royalties and bulk pharmaceutical sales, were $1.9 million

•                  Total revenues were $17.9 million

•                  Cash, cash equivalents and short-term investments at September 30 totaled $98.2 million

•                  Net loss for the third quarter was $26.8 million, or $0.56 per share

Financial Overview

Total revenues for the three months ended September 30, 2012 and 2011 were $17.9 million and $11.1 million, respectively, an increase of $6.8 million.  In the three months ended September 30, 2012 we recognized $16.0 million of net product sales of DIFICID in the U.S. and Canada.  We recognize product sales of DIFICID upon delivery of product to our wholesalers and specialty pharmacies. In addition, we recognized $1.9 million in contract revenue under our collaborations with Astellas Pharmaceuticals Europe Ltd., Astellas Pharma, Inc. and Specialized Therapeutics Australia, Pty. Ltd.

We reported a net loss for the third quarter of 2012 of $26.8 million, or $0.56 per share on both a basic and diluted basis, as compared to a net loss for the third quarter 2011 of $26.4 million, or $0.57 per share on both a basic and diluted basis.

Research and development expense for the three months ended September 30, 2012 and 2011 was $10.7 million and $10.4 million, respectively, an increase of $0.3 million.

Selling, general and administrative expense for the three months ended September 30, 2012 and 2011 was $26.4 million and $24.0 million, respectively, an increase of $2.4 million. The increase was due to higher salary expense and increased legal and other consulting services.

Co-promotion expenses with Cubist for the three months ended September 30, 2012 and 2011 were $4.4 million and $2.9 million, respectively, an increase of $1.4 million. The increase represented certain profit-sharing expenses earned by Cubist under our April 2011 DIFICID co-promotion agreement.

As of September 30, 2012, we held cash, cash equivalents and short-term investments of $98.2 million.  This does not include proceeds from an agreement announced October 8, 2012 to sell our stake in Optimer Biotechnology, Inc. (OBI). The sale is expected to result in net proceeds of $59.8 million and was structured to close in two tranches. The first closing took place on October 19, 2012 and the second closing is expected to take place in the first quarter of 2013.

We had 47.7 million shares outstanding on September 30, 2012.

DIFICID Update

“Over the last two quarters, we have expanded global availability of fidaxomicin through the launch of DIFICLIR in Europe with our partner Astellas Pharma Europe,  our own launch of DIFICID in Canada and the continued negotiation of new agreements,” continued Mr. Lichtinger. “As part of our life-cycle management strategy, we are pursuing new indications to expand the utility of DIFICID for patients in need. This morning, we announced the dosing of the first patient in our Phase 3b clinical trial evaluating DIFICID as a prophylactic in patients undergoing hematopoietic stem cell transplant, a population with a high prevalence of CDAD and without any FDA-approved preventative treatments for the disease.”

DIFICID net sales of $16.0 million in the third quarter of 2012 reflected a 4.9% increase over the second quarter of 2012 and a 51.5% increase over the prior year period.

Gross sales to U.S. and Canadian wholesalers and specialty pharmacies of $18.7 million in the third quarter of 2012 represented 6,692 treatments shipped and a 3.9% increase over the $18.0 million in gross sales for the second quarter of 2012 and a 53.7% increase from the prior year period. Further, approximately 6,600 DIFICID treatments were shipped from wholesalers and specialty pharmacies to U.S. and Canadian purchasing customers, including hospitals, retail pharmacies and long-term care facilities, in the third quarter, a 7.2% increase over the prior quarter and an increase of 131.7% over the prior year period.

Additionally, as of September 30, 2012:

•                  Inventory levels at wholesalers remain within the range of 14 to 28 days of demand

•                  Approximately 2,360 U.S. hospitals had ordered DIFICID

•                  Approximately 79% of U.S. hospitals covered by Optimer have reordered DIFICID

•                  The number of target hospitals including DIFICID on their formularies was approximately 960

•                  Approximately 95% of all commercial lives and 80% of Medicare Part D lives in the United States had formulary payor access to DIFICID, bringing the total percent of insured patients with covered access to 88%.

DIFICID Strategic Update

“In October we launched new initiatives to educate the hospital market about our recently-instituted discount program and on DIFICID RxAssist, and we are optimistic that these efforts will help facilitate patient access to DIFICID while in the hospital and upon discharge.  We have received positive initial feedback from hospitals to our initiatives since their introduction last month,” said Pedro Lichtinger, President and CEO of Optimer. “Separately, we also are engaging in efforts to educate customers about the NTAP program, which can provide an additional reimbursement to eligible hospitals qualifying Medicare Part A in-patient cases where DIFICID is utilized. And, in addition to our strategic initiatives, we continue educational efforts to provide information to customers on the burden of CDI, providing data that help address gaps in evidence regarding readmissions and disease burden.”

Conference Call and Webcast

Optimer will host a conference call and webcast to discuss its third quarter financial results and to provide a corporate update today at 5:00 p.m. Eastern time (2:00 p.m. Pacific time).

The conference call may be accessed by dialing (877) 280-7280 for domestic callers and +1 (678) 825-8232 for international callers. Please specify to the operator that you would like to join “Optimer’s Financial Results Call.”  The conference call will be webcast live under the Investors section of Optimer’s website at www.optimerpharma.com, where it and any accompanying slides will be archived for 30 days following the call.

About Clostridium difficile-associated Diarrhea (CDAD)

Clostridium difficile infection (CDI) is a serious illness resulting from infection of the inner lining of the colon by C. difficile bacteria, which produce toxins that cause inflammation of the colon, severe diarrhea and, in the most serious cases, death.  Clostridium difficile-associated diarrhea is the most common symptom of CDI.  In recent years, C. difficile has surpassed methicillin-resistant Staphylococcus aureus (MRSA) as the leading cause of healthcare-acquired infections in community hospitals.  Patients typically develop CDAD from the use of broad-spectrum antibiotics that disrupt normal gastrointestinal (gut) flora, possibly allowing C. difficile bacteria to flourish.

About DIFICID® (fidaxomicin) Tablets

DIFICID is the first macrolide antibacterial drug indicated for Clostridium difficile-associated diarrhea (CDAD) to be approved in over 25 years in the U.S.  It is indicated for the treatment of CDAD in adults 18 years of age or older.  DIFICID is administered in 200 mg tablets given orally twice daily.

Important Safety Information for DIFICID

DIFICID is contraindicated in patients with hypersensitivity to fidaxomicin or to any of the excipients in the formulation. DIFICID should not be used for systemic infections. Only use DIFICID for infection proven or strongly suspected to be caused by C. difficile. Prescribing DIFICID in the absence of a proven or strongly suspected C. difficile infection is unlikely to provide benefit to the patient and increases the risk of the development of drug resistant bacteria. The most common adverse reactions are nausea

(11%), vomiting (7%), abdominal pain (6%), gastrointestinal hemorrhage (4%), anemia (2%) and neutropenia (2%).

Please visit www.DIFICID.com or call 855-DIFICID (343-4243) for full prescribing information for DIFICID.

About Optimer Pharmaceuticals

Optimer Pharmaceuticals, Inc. is a global biopharmaceutical company focused on developing and commercializing innovative hospital specialty products that have a positive impact on society.  Optimer developed DIFICID® (fidaxomicin) tablets, an FDA-approved macrolide antibacterial drug for the treatment of Clostridium difficile-associated diarrhea (CDAD) in adults 18 years of age and older and is commercializing DIFICID in the US and Canada.  Optimer also received marketing authorization for fidaxomicin tablets in the European Union where its partner, Astellas Pharma Europe, is commercializing fidaxomicin under the trade name DIFICLIR™.  The Company is exploring marketing authorization in other parts of the world where C. difficile has emerged as a serious health problem, including Asia. Additional information can be found at http://www.optimerpharma.com.

Forward-Looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation statements related to Optimer’s initiatives to increase patient access to DIFICID, the timing of the second closing of Optimer’s sale of its remaining equity in OBI, Optimer’s pursuit of new indications for DIFICID and Optimer’s on-going educations efforts regarding its patient access initiatives and the burden of CDI.  Words such as “believes”, “would”, “anticipates”, “plans”, “expects”, “may”, “intend”, “will”, and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. These forward-looking statements are based on management’s expectations on the date of this release and Optimer undertakes no obligation to update or revise these statements, except as may be required by law. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to: Optimer’s ability to continue driving adoption and use of DIFICID, DIFICID’s ability to compete with cheaper generic alternatives, whether healthcare professionals will prescribe DIFICID, the extent to which DIFICID will be accepted on additional hospital formularies and the timing of hospital formulary decisions, whether Optimer’s patient access initiatives will result in additional DIFICID prescriptions in the hospital or retail markets, whether Rx Assist is utilized and whether it will facilitate access to DIFICID, whether and when the closing conditions applicable to the second closing of Optimer’s sale of OBI equity will be satisfied, and other risks detailed in Optimer’s filings with the Securities and Exchange Commission.

Contacts

Optimer Pharmaceuticals, Inc.

David Walsey, Vice President, Investor Relations and Corporate Communications

(858) 964-3418

Canale Communications, Inc.

Jason I. Spark, Senior Vice President

(619) 849-6005

OPTIMER and DIFICID are trademarks of Optimer Pharmaceuticals, Inc. All other trademarks are the property of their respective owners.

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Optimer Pharmaceuticals, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenues:
Product sales, net	$15,983,575	$10,551,820	$45,596,203	$10,551,820
Contract revenue	1,891,959	—	36,417,444	69,165,000
Other	—	500,264	2,106	645,197
Total revenues	17,875,534	11,052,084	82,015,753	80,362,017
Cost and expenses:
Cost of product sales	1,421,267	615,955	5,974,858	615,955
Cost of contract revenue	1,213,473	—	2,957,655	4,273,532
Research and development	10,710,251	10,405,459	33,335,435	29,074,229
Selling, general and administrative	26,444,831	24,015,928	80,824,042	50,582,925
Co-promotion expenses with Cubist	4,357,463	2,928,760	19,440,629	2,928,760
Total operating expenses	44,147,285	37,966,102	142,532,619	87,475,401
Loss from operations	(26,271,751)	(26,914,018)	(60,516,866)	(7,113,384)
Gain on de-consolidation of OBI	—	—	23,782,229	—
Equity in net loss of OBI	(694,433)	—	(1,849,254)	—
Interest income and other, net	195,504	108,431	316,209	227,533
Consolidated net loss	(26,770,680)	(26,805,587)	(38,267,682)	(6,885,851)
Net loss attributable to non-controlling interest	—	378,916	280,344	1,353,204
Net loss attributable to Optimer Pharmaceuticals, Inc.	$(26,770,680)	$(26,426,671)	$(37,987,338)	$(5,532,647)
Net loss per share - basic and diluted	$(0.56)	$(0.57)	$(0.80)	$(0.12)
Weighted average number of shares used to compute net loss per share - basic and diluted	47,619,006	46,624,390	47,252,123	45,269,621

Comprehensive loss	$(27,353,113)	$(27,976,402)	$(37,437,798)	$(7,533,274)

Optimer Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2012	2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$86,872,487	$31,787,512
Short-term investments	11,339,862	78,791,066
Trade accounts receivable, net	6,240,170	6,563,645
Accounts receivable, other	1,675,091	52,289,290
Inventory	13,279,904	3,947,380
Prepaid expenses and other current assets	1,761,757	3,781,830
Total current assets	121,169,271	177,160,723
Equity investment in OBI	28,319,359	—
Property, equipment and other, net	3,990,520	2,590,715
Long-term investments	882,000	882,000
Other assets	1,420,841	1,389,734
Total assets	$155,781,991	$182,023,172

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,601,742	$9,860,462
Accrued expenses	19,447,265	21,447,544
Deferred revenue	154,416	—
Total current liabilities	29,203,423	31,308,006
Deferred rent	227,337	151,141
Stockholders’ equity	126,351,231	150,564,025
Total liabilities and stockholders’ equity	$155,781,991	$182,023,172